Exhibit 2.13

Third AMENDMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT

This Third Amendment to the Contribution and Exchange Agreement (this “Third Amendment”) is entered into as of August 29, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Cerevast Medical, Inc., a Delaware corporation (the “Company”), Denali Capital Acquisition Corp., a Cayman Island exempted company with limited liability, Bradford A. Zakes, Louis J. Fox, Mark S. Humayun, Jennifer Fox Crisp, J. Andy Corley, Li Changan, Qian Xiaoming, William Brinton, Jr., Kirk Clothier, Eric Manegold, Bill Brinton, Sr., Debra Brinton, Julian McQueen, Denice Vezitinski, Travis Rothlisberger, Incline Silo A., LLC, a Nevada limited liability company, Haiyin Capital Investment Limited, a Chinese company limited by shares, Haiyin Equity Investment Fund LP, a Chinese limited partnership, Haiyin Equity Investment Fund II LP, a Chinese limited partnership, Haiyin Tech LP, a British Virgin Islands limited partnership, Hercules Bioventure, LP, a company established in the British Virgin Islands, and Network Victory Limited, a company established in the British Virgin Islands (each an “Owner” and together, the “Owners”), and Bradford A. Zakes, as representative of the Owners (the “Owners’ Representative”, and together with the Purchaser, the Company, and the Owners, the “Parties”). Terms used but not otherwise defined in this Third Amendment shall have the meanings set forth in the C&E Agreement (as that term is defined below).

BACKGROUND

WHEREAS, the Parties and the Owners have entered into that certain Contribution and Exchange Agreement, dated as of August 7, 2022 (the “Original Agreement”), as amended pursuant to that certain First Amendment and Supplement to the Contribution and Exchange Agreement, dated January 25, 2023 (the “First Amendment”) and that certain Second Amendment to the Contribution and Exchange Agreement, dated June 26, 2023 (the “Second Amendment,” and together with the Original Agreement and the First Amendment, the “C&E Agreement”);

WHEREAS, Purchaser has entered into an Agreement and Plan of Merger by and among Denali Capital Acquisition Corp. (the “SPAC”), Denali SPAC Holdco, Inc., Denali SPAC Merger Sub, Inc., the Purchaser, Longevity Merger Sub, Inc. and Bradford A. Zakes, solely in his capacity as Seller Representative, dated January 25, 2023, (the “Merger Agreement”) pursuant to which the Purchaser will enter into a business combination transaction with the SPAC, subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, the closing of the transactions contemplated by the C&E Agreement, as amended by this Third Amendment, is a condition to the closing under the Merger Agreement; and

WHEREAS, the Parties desire to amend certain terms of the C&E Agreement as set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

AMENDMENT

1.            The definition of “Approved deSPAC Transaction” in the C&E Agreement is hereby deleted in its entirety and replaced with the following:

“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Cerevast and FutureTech): (i) the valuation assigned to the Company in the transaction is not less than $128 million; (ii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iii) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (iv) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (v) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).

2.            Paragraphs 41-43 of the First Amendment shall be incorporated herein, mutatis mutandis, and shall be applied to this Third Amendment as if set forth herein.

3.            Except as otherwise set forth herein, no terms or provisions of the C&E Agreement are amended or modified by this Third Amendment. The C&E Agreement, as modified by the terms of this Third Amendment, shall continue in full force and effect and all terms and conditions of the C&E Agreement, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the C&E Agreement and this Third Amendment, this Third Amendment shall control.

[Signature Page Follow]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date first set forth above.

THE PURCHASER

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: President; CEO

THE COMPANY

Cerevast Medical, Inc.

By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: President; CEO

THE OWNERS’ REPRESENTATIVE

/s/ Bradford A. Zakes
Name: Bradford A. Zakes

[Signature Page to Third Amendment to the Contribution and Exchange Agreement]

The undersigned hereby acknowledges and consents to this Third Amendment.

SPAC

Denali Capital Acquisition Corp.

By:	/s/ Lei Huang
	Name:	Lei Huang
	Title:	Chief Executive Officer

[Signature Page to Third Amendment to the Contribution and Exchange Agreement]